Exhibit 99.1

Longs Drug Stores Corporation Reports

Second Quarter Fiscal 2005 Results

WALNUT CREEK, Calif. (August 18, 2004) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income for the second quarter ended July 29, 2004 of $3.4 million, or $0.09 per diluted share. Included in net income is a net charge totaling $10.8 million pre-tax ($6.7 million after-tax or $0.18 per diluted share) comprised of the settlement and applicable payroll taxes for two purported class action lawsuits related to the classification of exempt employees and payment of overtime wages, which was partially offset by a gain related to the favorable settlement of a separate, unrelated class action lawsuit for which it had filed a claim as a member of the plaintiff class.

This compared with net income of $5.3 million, or $0.14 per diluted share for the second quarter ended July 31, 2003, which included net charges totaling $6.8 million pre-tax ($4.1 million after-tax, or $0.11 per diluted share) comprised of $3.7 million pre-tax ($2.3 million after-tax, or $0.06 per diluted share) for costs associated with the Voluntary Separation Program for store managers; $2.6 million pre-tax ($1.5 million after-tax, or $0.04 per diluted share) of accelerated depreciation for the abandonment of a pharmacy system related asset; and $0.5 million in pre-tax charges ($300,000 after-tax or $0.01 per diluted share) for other items including $1.5 million for the write-off of information technology assets and a $1.0 million increase in the Company’s closed store reserves, both of which were partially offset by a $2.0 million net gain on the sale of property.

Total sales of $1.15 billion for the 13 weeks ended July 29, 2004, were 3.7 percent higher than the $1.11 billion reported in the comparable period last year. Pharmacy sales were 47.3 percent of total drug store sales during the period, compared with 46.7 percent a year ago. Same-store sales increased 2.2 percent, with pharmacy same-store sales increasing 3.2 percent and front-end same-store sales increasing 1.4 percent. Prescription sales reimbursed through third parties represented 91.9 percent of total pharmacy sales compared with 90.0 percent last year.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “Our financial results this quarter reflect the progress we are making toward strengthening our competitive position and improving our productivity. Our core business is stronger than it was a year ago despite an uncertain macroeconomic environment.”

Bryant said, “We have become more disciplined about our work flow processes, merchandising and expense management. We are better serving our customers and offering them comprehensive assortments of merchandise, while improving our productivity.

“We reduced our operating and administrative expense rate again this quarter. This represents the fourth consecutive quarter that we have reported a lower expense rate compared with last year,” Bryant said.

“Although we have made significant progress during the last 18 months toward improving our productivity and profitability, we still have more to do while managing through a difficult economic and competitive environment,” Bryant said.

First Half Results

Net income for the 26 weeks ended July 29, 2004 was $12.6 million, or $0.34 per diluted share including the net charges of $0.18 per diluted share recorded in the second quarter. This compared with net income for the 26 weeks ended July 31, 2003 of $11.1 million, or $0.30 per diluted share including net charges the company recorded in the first six months of the of fiscal year 2004 totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) including $5.2 million pre-tax ($3.0 million after-tax, or $0.08 per diluted share) of accelerated depreciation for the abandonment of a pharmacy system related asset; $3.7 million pre-tax ($2.3 million after-tax, or $0.06 per diluted share) for costs associated with the Voluntary Separation Program for store managers; $3.4 million pre-tax ($2.1 million after-tax, or $0.06 per diluted share) for costs associated with a reduction in force and consolidation of facilities; $1.5 million pre-tax ($0.9 million after-tax, or $0.02 per diluted share) for the write-off of information technology assets; $1.0 million pre-tax ($0.6 million after-tax, or $0.02 per diluted share) increase in the company’s closed store reserves; partially offset by a $3.0 million pre-tax gain ($1.8 million after-tax, or $0.05 per diluted share) on the sale of property.

Total sales for the 26 weeks ended July 29, 2004 were $2.31 billion, up 4.4 percent compared with $2.21 billion reported in the comparable period last year. Pharmacy sales were 47.5 percent of total drug store sales during the period, compared with 46.8 percent a year ago. Same-store sales increased 2.5 percent, with pharmacy same-store sales increasing 3.4 percent and front-end same-store sales increasing 1.6 percent.

Management Outlook

For the third quarter ending October 28, 2004, Longs estimates total sales will increase in the range of 2 to 4 percent compared with the third quarter last year, with same-store sales increasing in the range of 1 to 3 percent. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.14 to $0.17 per diluted share in the third quarter. By comparison, Longs reported net income of $0.14 per diluted share in the third quarter of last year.

Longs is revising its guidance for the full year ending January 27, 2005 to include the charge recorded in the second quarter. The Company estimates total sales will increase in the range of 2 to 4 percent compared with the prior year, with same-store sales increasing in the range of 1 to 3 percent. Given these sales assumptions and continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.87 to $0.92 per diluted share in Fiscal 2005, including a net charge of $0.18 per diluted share for legal settlements. By comparison, Longs reported net income for the fiscal year ended January 29, 2004 of $0.79 per diluted share, which included after-tax net charges of $0.19 per diluted share discussed earlier in this news release.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its second quarter 2005 performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com. A replay of the conference call will be available approximately two hours after the call and available through Thursday, August 26 by dialing 412-317-0088 or toll free 877-344-7529 and using the PIN number 881 followed by the # sign and the conference number 352586 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Web site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions, consumer demand, new store openings, consumer reaction to remodeled stores, labor unrest, litigation, natural or manmade disasters, competition, relationships with vendors, the ability of the Company to execute its previously announced initiatives, legislative action or inaction, the Company’s ability to achieve real-time visibility into its inventories, and other factors discussed in the Company’s media releases and in its reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its second quarter fiscal 2005 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 469 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	7/29/2004	7/31/2003	7/29/2004	7/31/2003
	Thousands Except Per Share
Sales	$1,150,482	$1,109,463	$2,310,178	$2,212,593
Cost of sales	855,087	821,424	1,721,826	1,639,447

Gross profit	295,395	288,039	588,352	573,146

Operating and administrative expenses	253,393	251,602	506,416	502,122
Depreciation and amortization	22,253	21,891	43,770	43,687
Legal settlements and other disputes	10,773	—	10,773	—
Provision for store closures and asset impairments	—	2,543	—	2,543

Operating income	8,976	12,003	27,393	24,794
Interest expense	3,692	3,697	7,442	7,256
Interest income	(128)	(124)	(280)	(239)

Income before income taxes	5,412	8,430	20,231	17,777
Income taxes	2,034	3,170	7,606	6,684

Net income	$3,378	$5,260	$12,625	$11,093

Diluted earnings per common share	$0.09	$0.14	$0.34	$0.30

Weighted average number of shares outstanding (diluted)	37,555	37,219	37,398	37,410

Number of stores, beginning of period	471	459	470	455
Stores opened	0	4	1	8
Stores closed	(1)	0	(1)	0

Number of stores, end of period	470	463	470	463

Stores relocated	1	0	1	0

Condensed Consolidated Balance Sheets (unaudited)

	07/29/04	07/31/03	01/29/04
	Thousands
Cash and cash equivalents	$44,979	$65,519	$40,222
Pharmacy and other receivables, net	178,172	134,815	163,950
Merchandise inventories (LIFO)	430,702	409,058	477,122
Deferred income taxes	41,089	32,283	41,848
Prepaid expenses and other current assets	9,397	9,484	13,373

Current assets	704,339	651,159	736,515

Property:
Land	107,053	104,761	106,326
Buildings and leasehold improvements	563,908	536,510	547,128
Equipment and fixtures	555,150	512,223	531,855

Total	1,226,111	1,153,494	1,185,309
Less accumulated depreciation	609,464	552,218	571,889

Property, net	616,647	601,276	613,420

Goodwill	82,085	82,085	82,085
Other non-current assets	9,801	12,364	10,092

Total assets	$1,412,872	$1,346,884	$1,442,112

Accounts payable and accrued expenses	$283,642	$289,116	$296,741
Employee compensation and benefits	118,174	93,779	109,386
Taxes payable	46,261	35,547	64,941
Current maturities of debt	41,870	4,974	91,870

Current liabilities	489,947	423,416	562,938

Long-term debt	164,688	186,558	114,558
Deferred income taxes and other long-term liabilities	44,772	35,096	50,695
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,370,000, 37,418,000 and 37,544,000 shares outstanding	18,685	18,709	18,772
Additional capital	172,326	167,696	170,321
Unearned compensation	(1,784)	(3,762)	(2,525)
Retained earnings	524,238	519,171	527,353

Total stockholders' equity	713,465	701,814	713,921

Total liabilities and stockholders' equity	$1,412,872	$1,346,884	$1,442,112

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 26 weeks ended
	07/29/04	07/31/03
	Thousands
Operating Activities:
Net income	$12,625	$11,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,770	43,687
Provision for store closures and asset impairment	—	2,543
Deferred income taxes and other	(5,866)	(753)
Stock awards and options, net	215	511
Common stock contribution to benefit plan	4,144	4,281
Changes in assets and liabilities:
Pharmacy and other receivables	(10,429)	795
Merchandise inventories	46,420	34,377
Other assets	4,385	1,921
Current liabilities and other	(22,996)	(308)

Net cash provided by operating activities	72,268	98,147

Investing Activities:
Capital expenditures and acquisitions	(52,378)	(58,787)
Proceeds from property dispositions	2,177	8,750

Net capital expenditures and acquisitions	(50,201)	(50,037)

Financing Activities:
Proceeds from long term borrowings, net of repayments	130	7,755
Repurchase of common stock	(7,236)	(20,023)
Dividend payments	(10,431)	(10,518)
Proceeds from exercise of stock options	227	—

Net cash used in financing activities	(17,310)	(22,786)

Increase in cash and cash equivalents	4,757	25,324
Cash and cash equivalents at beginning of period	40,222	40,195

Cash and cash equivalents at end of period	$44,979	$65,519